EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/6/2025	Sell	46,064	8.82
3/24/2025	Sell	17,352	8.87
3/25/2025	Sell	14,427	8.82
3/26/2025	Sell	3,475	8.79
3/27/2025	Sell	4,329	8.79
4/1/2025	Sell	2,374	8.70
4/2/2025	Sell	50,415	8.69
5/1/2025	Sell	2,978	8.75
5/5/2025	Sell	29,060	8.71